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                                                     EXHIBIT 99.1

Nasdaq SmallCap - EDYN          For additional information contact:
                                J.S. Corcoran, S.M. Schuster or
                                G.S. Donovan (708) 575-2400


                      ENVIRODYNE INDUSTRIES, INC.
               ANNOUNCES SETTLEMENT OF LUMPKIN LITIGATION
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OAK BROOK, ILLINOIS, December 8, 1995 - Envirodyne Industries, Inc.
(Nasdaq SmallCap: EDYN) has entered into a settlement agreement resolving all claims of the former union employees of Wisconsin Steel Company which shut down in March 1980. Under the terms of settlement of Frank Lumpkin, et al. v. Envirodyne Industries, Inc.
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and without any admission or finding of liability or wrongdoing,
Envirodyne will be released and discharged from all claims in exchange for 900,000 shares of Envirodyne common stock. The settlement is subject to certain conditions, including approval by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. Details of the notice to claim holders, timing of the hearing to approve the settlement and plan of distribution are pending. The Company expects settlement to become effective in the first quarter of 1996 when the shares of common stock, or the proceeds from the sale thereof, will be distributed to the former Wisconsin Steel union employees.

This settlement concludes nearly sixteen years of litigation. The plaintiff class, consisting of former employees of WSC Corp., had sought to hold Envirodyne liable for certain pension and other benefits arising out of their employment with WSC. WSC Corp., an indirect wholly-owned subsidiary of Envirodyne, acquired the assets of Wisconsin Steel from Navistar International Corp. in 1977. The former WSC Corp. employees had sought over $100 million in compensatory, punitive and other damages under a collective bargaining agreement.

Because the Lumpkin litigation arose before Envirodyne's bankruptcy
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in 1993, plaintiffs' recovery is subject to Envirodyne's Plan of
Reorganization under which common stock was distributed to Envirodyne's unsecured creditors in satisfaction of their allowed claims. The Company anticipates that upon completion of the Lumpkin settlement and certain other claims to be satisfied through
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the issuance of common stock, Envirodyne will have 14,479,721 shares of common stock outstanding.

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